Exhibit 99.1

Mesa Labs Reports 16 Percent Increase in First Quarter Revenues

Lakewood, Colorado, July 28, 2016 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported a 16 percent increase in revenues for the first quarter ended June 30, 2016.

Revenues for the first quarter increased 16 percent to $21,114,000 as compared to $18,158,000 for the same quarter last year. Operating income for the first quarter decreased 29 percent to $2,575,000 as compared to $3,642,000 for the same quarter last year. Net income for the first quarter decreased 30 percent to $1,930,000 or $0.51 per diluted share of common stock as compared to $2,755,000 or $0.74 per diluted share of common stock for the same quarter last year.

On a non-GAAP basis, adjusted net income1 (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the first quarter decreased 10 percent to $3,372,000 or $0.89 per diluted share of common stock as compared to $3,748,000 or $1.01 per diluted share of common stock for the same quarter last year.

“From a financial standpoint, the results of Mesa’s first quarter of fiscal 2017 were mixed, with increased revenues but lower profitability” said John J. Sullivan, President and Chief Executive Officer. “Revenues increased 16 percent due to the twelve acquisitions completed since this time last year plus seven percent organic growth in the BI Division. Our Instruments Division was marginally lower in revenues by one percent, while the Cold Chain Monitoring (“CCM”) Division had lower revenues in the quarter, due to the fact that revenues in this division tend to fluctuate between quarters due to the complex nature and sometimes lengthy time periods associated with these types of installations after receiving an order. For the CCM Division, there was a large effort at the end of fiscal 2016 to reduce the system installation backlog and this resulted in record revenues in the prior year fourth quarter for this Division, but drained the pipeline for early Q1 installations. Additionally, customer readiness delayed a number of CCM Division installations into our second quarter. We do expect that the CCM Division will average $2,500,000 to $3,000,000 in quarterly revenues going forward. Our Cold Chain Packaging (“CCP”) Division revenues, while approximately 45 percent greater than the same quarter in the prior year, were lower this quarter as compared to the previous quarter due to the seasonal nature of this business. Since much of the revenues for the CCP Division are involved in vaccine shipments, this business tends to increase in Mesa’s Q3 and Q4.”

“Although total revenues increased significantly in the first quarter, Mesa’s gross profit margin percentage decreased compared to the same quarter last year due to several factors; 1) in the CCM Division, much of our cost is fixed so lower revenues results in a drop in gross margin; 2) there was a product and services mix shift in the Instruments Division; and 3) CCP Division revenues were seasonally low, as discussed above”, continued John J. Sullivan. “The lower gross margin percentage and increased expenses associated with two acquisitions during the quarter, partially offset by a 10.9 percent decrease in our effective tax rate resulted in a 10 percent drop in adjusted net income compared to the same quarter last year.”

“While Mesa’s first quarter was difficult from a profit standpoint, I remain optimistic about the outlook for fiscal 2017. I am hopeful that the factors that suppressed gross margin percentages in the first quarter will not occur later in the year. In particular, I believe that revenues from both Cold Chain Divisions will recover and this will lead to improved gross margin percentages. Combined, our larger Instruments and BI Divisions performed well in the first quarter and I am hopeful that this trend will continue for the remainder of fiscal 2017.”

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited except for the information as of March 31, 2016)

Consolidated Statements of Income (Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2016	2015
Revenues	$21,114	$18,158
Cost of revenues	9,100	7,017
Gross profit	12,014	11,141
Operating expenses	9,439	7,499
Operating income	2,575	3,642
Other expense, net	406	116
Earnings before income taxes	2,169	3,526
Income taxes	239	771
Net income	$1,930	$2,755

Net income per share (basic)	$0.53	$0.77
Net income per share (diluted)	0.51	0.74

Weighted average common shares outstanding:
Basic	3,646	3,575
Diluted	3,802	3,709

Consolidated Balance Sheets

(Amounts in thousands)	June 30, 2016 (Unaudited)	March 31, 2016
Cash and cash equivalents	$4,637	$5,695
Other current assets	27,911	31,491
Total current assets	32,548	37,186
Property, plant and equipment, net	19,539	16,628
Other assets	109,978	106,934
Total assets	$162,065	$160,748

Liabilities	$74,401	$76,070
Stockholders’ equity	87,664	84,678
Total liabilities and stockholders’ equity	$162,065	$160,748

Reconciliation of Non-GAAP Measures
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2016	2015
Net income	$1,930	$2,755
Amortization of intangible assets, net of tax	1,442	993
Adjusted net income	$3,372	$3,748

Adjusted net income per share (basic)	$0.92	$1.05
Adjusted net income per share (diluted)	0.89	1.01

Weighted average common shares outstanding:
Basic	3,646	3,575
Diluted	3,802	3,709

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products and services, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into four divisions across eight physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division provides testing services, along with the manufacturing and marketing of biological indicators and distribution of chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Cold Chain Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments. Our Cold Chain Monitoring Division also provides parameter (primarily temperature) monitoring of products during transport in a cold chain and consulting services such as compliance monitoring and validation or mapping of transport and storage containers. Our Cold Chain Packaging Division provides packaging development consulting services and thermal packaging products such as coolers, boxes, insulation materials and phase-change products to control temperature during transport.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "project," “anticipate,” “intend,” "estimate," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2016, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com